							Filed under Rule 424(b)(3), Registration Statement No. 333-202789
			Pricing Supplement No. 24 - Dated Monday, December 7, 2015 (To: Prospectus Dated March 16, 2015 and Prospectus Supplement Dated March 27, 2015)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TKJ0	100% (1)	0.825%			Fixed	2.500%	Semi-Annual	12/20/2018	6/20/2016	$12.71	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/20/2016 and Semi-Annually thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.3500% discount to the public offering price.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TKK7	100% (2)	1.250%			Fixed	3.100%	Semi-Annual	12/20/2020	6/20/2016	$15.76	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/20/2016 and Semi-Annually thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.6500% discount to the public offering price.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TKL5	100% (3)	1.800%			Fixed	4.050%	Semi-Annual	12/20/2025	6/20/2016	$20.59	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/20/2016 and Semi-Annually thereafter with 30 Calendar Days Notice.

(3) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 1.0000% discount to the public offering price.

Trade Date: Monday, December 14, 2015 @ 12:00 PM ET
Settlement Date: Thursday, December 17, 2015
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

Ford Credit Notes - Series B $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 3-16-15 and Prospectus Supplement Dated: 3-27-15
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes - Series B